7

                             SUB-ITEM 77D: Exhibits
                  Supplement, dated September 21, 2006, to the
                      Prospectuses, dated February 1, 2006,
                                       of
                Seligman Investment Grade Fixed Income Fund, Inc.
                 (now known as Seligman Core Fixed Income Fund)
                                  (the "Fund")

On September 21, 2006, the Board of Directors of the Fund approved amendments to the Fund's principal investment strategies. The Fund's new principal investment strategies, as well as other strategies, revised disclosure about the risks of an investment in the Fund and the Fund's portfolio management, are described below. As a result of the changes to the Fund's principal investment strategies, the Board has changed the name of the Fund from "Seligman Investment Grade Fixed Income Fund" to "Seligman Core Fixed Income Fund." The Fund's name change is effective immediately.

Additional risks of investing in the Fund and other information relating to the portfolio management of the Fund are described in a supplement, dated September 21, 2006, to the Fund's Statement of Additional Information, dated February 1, 2006.

This Supplement supersedes and replaces the Supplements, dated May 16, 2006 and April 7, 2006, to the Fund's Prospectuses. Capitalized terms used but not defined in this Supplement shall have the meanings given to such terms in the Fund's Prospectuses.

Changes Effective as of December 1, 2006:

The following information supersedes and replaces the information contained under the caption entitled "Principal Investment Strategies" which begins on page 1 of the Prospectuses:

The Fund uses the following principal investment strategies to seek its investment objectives:


The Fund will invest at least 80% of its net assets in fixed-income securities. Under normal market conditions, the Fund intends to maintain at least 70% of its net assets in investment grade fixed-income securities ("Investment Grade Securities") and may invest up to 30% in non-investment grade, high-yield securities ("High-Yield Securities"). The proportion of the Fund's assets invested in each type of security will vary from time to time based on the investment manager's assessment of general market and economic conditions.

The Fund may invest in securities of any duration. The Fund does not have any portfolio maturation limitations on its investments and, therefore, may invest in securities with short, medium or long maturities. However, the Fund expects to maintain an effective dollar-weighted average maturity of ten years or less on its portfolio of fixed-income securities. Although the Fund expects the maturity of its portfolio of fixed-income securities to be within the above limit, the Fund is not restricted to such limit.


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Duration
Duration is the average amount of time that it takes to receive the interest and principal of a bond or portfolio of bonds. The duration formula is based on a formula that calculates the weighted average of the cash flows (interest and principal payments) of the bond or portfolio of bonds, discounted to present time. Duration is used to judge expected price sensitivities to changes in interest rates. Maturity The stated maturity of a bond is the date when the issuer must repay the bond's entire principal value to an investor, such as the Fund. A bond's effective maturity takes into account the possibility that the issuer of the bond will repay the bond before its stated maturity date.

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The Fund will invest its net assets primarily in U.S.  dollar-denominated fixed-income securities of U.S. issuers. However, the Fund may also invest in U.S. dollar-denominated fixed-income securities of foreign issuers, including foreign governments or their agencies or instrumentalities, foreign banks and foreign corporations. The Fund may also invest up to 20% of its net assets in non-U.S. dollar-denominated fixed-income securities of U.S. or foreign issuers.

The Fund's investment limitations and credit ratings restrictions (e.g., those of Fitch Ratings ("Fitch"), Moody's Investors Service ("Moody's") and Standard & Poor's Ratings Services ("S&P")) will apply at the time securities are purchased. The Fund is not required to sell a security if it no longer complies with these limitations or restrictions as a result of a change in rating or other event.

Investment Grade Securities
Investment Grade Securities are those rated within the four highest rating categories by Moody's or S&P, or, if unrated, deemed by the Fund's investment manager to be of comparable quality.

High-Yield Securities
High-Yield Securities (many of which are commonly known as "junk bonds") carry non-investment grade ratings (Ba or below by Moody's or BB or below by Fitch or S&P) or are securities deemed to be below investment grade by the Fund's investment manager. Although High-Yield Securities have the potential to offer higher yields than higher rated fixed-income securities with similar maturities, High-Yield Securities are subject to greater risk of loss of principal and interest than higher rated Investment Grade Securities.

Investments in Investment Grade Securities and High-Yield Securities
The Fund may invest in all types of Investment Grade Securities and High-Yield Securities, including, but not limited to:

         o Senior and subordinated corporate debt obligations of both U.S. and non-U.S. issuers (including debentures); o Mortgage-backed and other asset-backed securities (mortgage-backed securities include collateralized mortgage obligations, mortgage pass-through securities and stripped mortgage-backed securities);
         o Convertible securities, preferred stock, capital securities, structured securities and loan participations of U.S. and non-U.S. issuers;
         o Obligations of non-U.S. governments and their agencies, and non-U.S. private institutions;
         o Municipal securities;
         o Repurchase agreements;
         o Capital appreciation bonds, including zero-coupon (interest payments accrue until maturity) and pay-in-kind securities (interest payments are made in additional securities);
         o Restricted securities that may be offered and sold only to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933 ("Rule 144A Securities"); and
         o Eurodollar bonds

Investment Grade Securities also include, but are not limited to:
         o Obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities;
         o Obligations of government sponsored enterprises (GSEs) (e.g., the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae));
         o Income-producing cash equivalents (e.g., certificates of deposit, commercial paper, discount notes and treasury bills); and o Other securities deemed by the investment manager to be of investment grade quality

High-Yield Securities also include, but are not limited to:
         o Securities that are rated in default by a nationally recognized statistical rating organization;
         o Warrants, rights and other equity securities that are acquired in connection with the Fund's investments in High-Yield Securities; and
         o Other securities deemed by the investment manager to be of non-investment grade quality


Investment Process

In buying and selling both Investment Grade Securities and High-Yield Securities for the Fund, the investment manager uses a relative value approach which involves (i) a top-down macro-economic analysis of general economic and market conditions and (ii) bottom-up fundamental research of individual issuers. The factors described below may apply to a greater or lesser degree depending upon the type of security being considered.


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Relative Value Approach
An investment management style that uses risk/reward analysis to assess the attractiveness of an investment as measured against other investments.


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In analyzing economic and market conditions, the investment manager may consider the outlook for monetary policy and the direction of interest rates (among other factors) and, accordingly, may make buy/sell decisions based thereon. Also, in applying top-down macro-economic analysis, the Fund's investment manager looks to identify sectors and industries that it believes offer good investment opportunities, and uses extensive in-depth research to identify issuers it believes are attractive within those sectors and industries. In making sector allocations, the investment manager analyzes and compares expected returns and assumed risks. As part of this risk/return analysis, the investment manager looks at a variety of factors when making sector and industry allocation decisions, including, but not limited to, one or more of the following:

         o The potential effect of the interest-rate environment on various sectors and industries; o Potential for corporate earnings growth; o The sector or industry contribution to gross domestic product (GDP); o Historical and anticipated default rates:
         o The potential impact of rising or falling levels of market volatility; and o In securitized products, the expectation of rising or falling prepayment rates.

In selecting individual securities, the investment manager, as part of the relative value approach, uses bottom-up fundamental research of individual issuers. The investment manager will emphasize particular securities and types of securities that the investment manager believes will provide the potential for favorable performance in light of the risks. The investment manager will take into consideration the structural characteristics of a security, including, among other factors, any call, prepayment or collateral features, as applicable. In making investment decisions, the investment manager will also look at a variety of issuer-specific factors, including, but not limited to, one or more of the following:

         o Strong operating cash flow and margins;
         o Favorable or improving credit quality;
         o Leadership in market share or other competitive advantage;
         o Superior management; and
         o Attractive valuation relative to the fixed-income market generally, a particular industry or sector, or the issuer's capital structure.

The Fund will generally sell a security if the investment manager believes that the issuer displays one or more of the following: a deteriorating credit quality or financial condition (including results of operations and cash flows), an ineffective management team or an unattractive relative valuation. The Fund will also sell a security if the investment manager believes that other opportunities provide better risk/reward potential, yield spreads have become too narrow to justify the added volatility of securities with longer maturities or if there is a change in macro-economic factors that the investment manager believes will adversely impact an issuer (e.g., a change in the interest rate environment such that a particular security is no longer considered attractive). The Fund may also sell a security to meet cash requirements.

Other Strategies
The Fund may invest up to 15% of its net assets in illiquid securities (i.e., securities that cannot be readily sold within seven days at approximately the Fund's value of the securities). Rule 144A Securities deemed to be liquid by the Fund's investment manager are not included in this limitation. The Fund may purchase securities on a when-issued or forward commitment basis (delivery of securities and payment of the purchase price takes place after the commitment to purchase the securities).


The Fund may, from time to time, take temporary defensive positions that are inconsistent with its principal investment strategies in seeking to minimize extreme volatility caused by adverse market, economic, political or other conditions. This could prevent the Fund from achieving its objectives.

The Fund's investment objectives may be changed only with shareholder approval. The principal investment strategies may be changed without shareholder approval. Any changes to these strategies, however, must be approved by the Fund's Board of Directors. Shareholders will be provided with at least 60 days prior written notice of any change to the "80%" investment policy described in the second paragraph under "Principal Investment Strategies."

There is no guarantee that the Fund will achieve its objectives.

(continued on next page)








Changes Effective Immediately:

The following information supersedes and replaces the first two sentences of the second paragraph under the caption entitled "Credit Risk" on page 3 of the Fund's Prospectuses:

While the Fund will invest a significant portion of its net assets in Investment Grade Securities, there is no guarantee that these securities are free from credit risk. Ratings by Fitch, Moody's and S&P are generally accepted measures of credit risk.

The following information is hereby added as the last paragraph under the caption entitled "Credit Risk" which begins on page 2 of the Fund's
Prospectuses:

Securities backed only by the credit of the U.S. federal agency or instrumentality or government sponsored enterprise that issued the security may have increased credit risk, including, but not limited to, the risk of non-payment of principal and/or interest. Some of these securities are supported by the credit of the government sponsored enterprise itself and the discretionary authority of the U.S. Treasury to purchase the enterprise's obligations (e.g., securities of the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and the Federal Home Loan Bank). Others are supported only by the credit of the government sponsored enterprise itself (e.g., the Federal Farm Credit Bank). There is no assurance that the U.S. government will provide financial support to government sponsored enterprises that are not supported by the full faith and credit of the U.S. government.

The following paragraphs are hereby added as a new first paragraph and last paragraph, respectively, under the caption entitled "Prepayment Risk" on page 3 of the Fund's Prospectuses:

During periods of falling interest rates, issuers of an obligation held by the Fund may prepay or call securities with higher coupons or interest rates before their maturity dates. If this occurs, the Fund could lose potential price appreciation and could be forced to reinvest the unanticipated proceeds at lower interest rates, resulting in a decline in the Fund's income.

If an issuer repays an obligation such as a mortgage-backed security held by the Fund more slowly than anticipated, the Fund's returns could be adversely impacted. This could occur if an underlying mortgage pool has unusual characteristics or because interest rates have remained too high to stimulate repayment. In either case, the value of the obligation will decrease and the Fund will be prevented from investing in higher-yielding securities.

The following information is hereby added to the paragraph under the caption entitled "Market Risk" on page 3 of the Fund's Prospectuses:

The Fund may invest a portion of its net assets in equity securities that are acquired in connection with the Fund's investments in High-Yield Securities, as described above. The prices of equity securities will fluctuate. Therefore, as with any fund that invests in equity securities, the Fund's net asset value will fluctuate.

The following information supersedes and replaces the caption entitled "Junk Bond Risk" and the information contained thereunder on page 3 of the Fund's
Prospectuses:

High-Yield Securities Risk. High-Yield Securities in which the Fund may invest are generally subject to higher volatility in yield and market value than Investment Grade Securities. High-Yield Securities have a greater risk of loss of principal and income than higher-rated securities and are considered to be predominantly speculative with respect to the issuer's ability to pay interest and repay principal.

An economic downturn could adversely impact issuers' ability to pay interest and repay principal and could result in issuers' defaulting on such payments. The value of fixed-income securities will be affected by market conditions relating to changes in prevailing interest rates. However, the value of High-Yield Securities is also affected by investors' perceptions. When economic conditions appear to be deteriorating, lower-rated or un-rated securities may decline in market value due to investors' heightened concerns and perceptions over credit quality.

High-Yield Securities, like Investment Grade Securities, are traded principally by dealers in the over-the-counter market. The market for High-Yield Securities may be less active and less liquid than for Investment Grade Securities. Under adverse market, economic or other conditions, the secondary market for these High-Yield Securities could contract further, causing the Fund difficulties in valuing and selling these securities.

The following information is hereby added to the Prospectuses after the information contained under the caption entitled "Foreign Securities and Illiquid Securities Risk" on page 3 of the Fund's Prospectuses:

Currency Risk. Because the Fund receives contributions in U.S. dollars, any investment in securities denominated in a foreign currency requires the Fund to exchange U.S. dollars for the currency in which the securities are denominated when purchasing them and to exchange the foreign currency proceeds to U.S. dollars when the securities are sold. As a result, a Fund is exposed to risk that the value of the U.S. dollar may fall in relation to the value of the foreign currency while the Fund is invested in securities denominated in that currency.

When Issued and Forward Commitment Risk. The Fund may purchase securities on a when-issued or forward commitment basis, in which case delivery and payment take place after the date of the commitment to purchase the securities. Because the price to be paid and the interest rate that will be received on the securities are each fixed at the time the Fund enters into the commitment, there is a risk that yields available in the market when delivery takes place may be higher than the yields obtained on the securities. This would tend to reduce the value of these securities. In addition, the market value of these securities may fluctuate between the time the Fund commits to purchase the securities and the time of delivery of the securities.

Repurchase Agreement Risk. Repurchase agreements in which the Fund invests could involve certain risks in the event of the default by a seller, including possible delays and expenses in liquidating the securities underlying the agreement, decline in the value of the underlying securities and loss of interest.

The following information supersedes and replaces the information contained under the caption entitled "Portfolio Management" on page 7 of the Fund's
Prospectuses:

The Fund is co-managed by Seligman's  Investment Grade Team, headed by
Mr. Francis L. Mustaro, and Seligman's High-Yield Team, headed by Mr. J. Eric Misenheimer.

Mr. Mustaro, a Senior Vice President, Investment Officer of Seligman, is Vice President and Portfolio Manager of the Fund. In addition to his responsibilities in respect of the Fund, Mr. Mustaro is Vice President and Portfolio Manager of Seligman Cash Management Fund, Inc., Vice President of Seligman High Income Fund Series and Portfolio Manager of its Seligman U.S. Government Securities Fund, and Vice President of Seligman Portfolios Inc. and a Portfolio Manger of each of its Seligman Cash Management Portfolio and Seligman Investment Grade Fixed Income Portfolio. He is also Vice-President and Co-Portfolio Manager of Seligman Income and Growth Fund, Inc. Mr. Mustaro joined Seligman in April 2006. Prior to joining Seligman, Mr. Mustaro was a Senior Portfolio Manager, Core Fixed Income Group of Citigroup Asset Management ("CAM") since 1995, a Managing Director of CAM since 2004 and, prior thereto, a Director of CAM since 2000.

Mr. Misenheimer, a Managing Director of Seligman, is Vice President and Co-Portfolio Manager of the Fund. In addition to his responsibilities in respect of the Fund, Mr. Misenheimer is also Vice President of Seligman High Income Fund Series and Portfolio Manger of its Seligman High-Yield Fund, and Vice President and Co-Portfolio Manager of Seligman Income and Growth Fund, Inc. Before joining Seligman, Mr. Misenheimer was Senior Vice President, Director of Taxable High Yield Fixed Income Investing for Northern Trust Global Investments and was, since July 1999, the management team leader for the Northern High Yield Fixed Income Fund.

Mr. Paul J. Pertusi, a Vice President of Seligman, is a member of Seligman's Investment Grade Team. Mr. Pertusi was employed as an investment professional with Seligman from April 2002 through January 2005, and then was employed as an investment professional with Schroders Investment Management until he returned to Seligman in July 2005. Previously, he was Portfolio Manager for the Fixed Income Management Group at the Bank of New York since 1997. Mr. Pertusi provides assistance to Mr. Mustaro in managing the Investment Grade Securities portion of the Fund's portfolio through his research and contributions to the investment decisions with respect to corporate bonds.

Mr. Paul A. Langlois is a member of Seligman's High-Yield Team. Mr. Langlois, a Senior Vice President, Investment Officer of Seligman, is Vice President of Seligman High Income Fund Series and Co-Portfolio Manager of its Seligman High-Yield Fund. Mr. Langlois joined Seligman in March of 2002. Prior to then, Mr. Langlois was an analyst with Triton Partners since October 2000. Mr. Langlois provides assistance to Mr. Misenheimer in managing the High-Yield Securities portion of the Fund's portfolio through his research and contributions to the investment decisions primarily in the consumer, paper/packaging and transportation sectors, among other sectors.

Mr. Henry P. Rose is a member of Seligman's High-Yield Team. Mr. Rose, a Senior Vice President, Investment Officer of Seligman, is Vice President of Seligman High Income Fund Series and Co-Portfolio Manager of its Seligman High-Yield Fund. Mr. Rose joined Seligman in May 2005. Prior to then, he was a Senior Credit Analyst with Northern Trust Global Investments from 2000 to 2005 where he concentrated on high-yield securities. Mr. Rose provides assistance to Mr. Misenheimer in managing the High-Yield Securities portion of the Fund's portfolio through his research and contributions to the investment decisions primarily in the media, metals/ mining and utility sectors, among other sectors.

Mr. Mustaro, in consultation with Mr. Misenheimer, determines the Fund's portfolio allocation among Investment Grade Securities and High-Yield Securities based on general market and economic conditions. Mr. Mustaro generally makes the investment decisions with respect to Investment Grade Securities, and Mr. Misenheimer generally makes the investment decisions with respect to High-Yield Securities.

The Fund's Statement of Additional Information provides additional information about the compensation of the individuals named above (the "Portfolio Managers"), other accounts managed by each Portfolio Manager and each Portfolio Manager's ownership of securities of the Fund.